EXHIBIT 99.1

Contacts:	Volcom, Inc. Doug Collier Chief Financial Officer (949) 646-2175	PondelWilkinson Inc. David Stankunas (310)279-5975; dstankunas@pondel.com Rob Whetstone (310) 279-5963; rwhetstone@pondel.com
VOLCOM PURCHASES PIPELINE HOUSE ON OAHU’S NORTH SHORE
COSTA MESA, CA — February 12, 2007 — Volcom, Inc. (NASDAQ: VLCM) announced today that it has completed its purchase of a house located directly in front of the world famous Pipeline surf break on Oahu’s legendary North Shore.
The residence will accommodate Volcom’s surf team riders during the winter surf season and will be the location for various Volcom marketing functions throughout the year.
“Steeped in history, this house is a surfing landmark,” said Richard Woolcott, Volcom’s president and chief executive officer. “This is an unbelievable opportunity for our marketing program and it is an honor to have Volcom associated with it.”
About Volcom, Inc.
We are an innovative designer, marketer and distributor of premium quality young mens and womens clothing, accessories and related products. The Volcom brand, symbolized by The Stone , is athlete-driven, creative and forward thinking. We have consistently followed our motto of “youth against establishment,” and our brand is inspired by the energy of youth culture. Volcom branded products are sold throughout the United States and internationally. Volcom’s news announcements and SEC filings are available through the company’s website at www.volcom.com.
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